EXHIBIT 23.1




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Registration Statement on Form SB-2 of our report dated March 4, 2005, except for Notes 2 and 17 item (D), as to which the date is April 5, 2005 (which includes an explanatory paragraph describing that on August 18, 2004, Incentra Solutions, Inc. acquired ManagedStorage International, Inc. in a transaction recorded as a reverse merger), relating to the consolidated financial statements of Incentra Solutions, Inc. and subsidiaries, and to the reference to our Firm under the caption "Experts" in the Prospectus.



/s/GHP HORWATH, P.C.

Denver, Colorado
April 13, 2005